PROSPECTUS SUPPLEMENT (to Prospectus dated January 22, 2014)	Filed Pursuant to 424(b)(2) Registration No. 333-193305

UQM Technologies, Inc.

57,297 Shares of Common Stock

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering 57,297 shares of our common stock, par value $0.01 per share, issuable upon the exercise of outstanding  warrants  to purchase shares of our common stock.  These warrants were issued six months ago to our placement agent in connection with our capital raise completed on February 5, 2014.  The warrants have an exercise price of $2.1275 per whole share of common stock, subject to adjustment, and are exercisable on or after August 6, 2014 and on or before August 5, 2018.

Our common stock, par value $0.01 per share, trades on the NYSE MKT stock exchange under the symbol "UQM." On August 4, 2014, the last reported sales price of our common stock on NYSE MKT was $1.56.

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Investing in our common stock involves risks. See "Risk Factors" beginning on page S-3.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.    Any representation to the contrary is a criminal offense.

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August 5, 2014

You should rely only on the information and representations contained in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone to provide you with any information or representations different from that contained or incorporated by reference in this prospectus. We are offering to sell, and seeking offers to buy, securities only in jurisdictions where such offers and sales are permitted. Neither the delivery of this prospectus, nor any sale made under this prospectus shall, under any circumstances, imply that the information in this prospectus is correct as of any date other than the date of this prospectus.

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Prospectus Summary

This prospectus supplement and the accompanying prospectus are part of a "shelf" registration statement on Form S‑3 (File No. 333-193305) that we filed with the Securities and Exchange Commission on January 10, 2014 and was declared effective on January 22, 2014.

This document is in two parts. The first part is this prospectus supplement, which describes this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about the shares of our common stock and other securities we may offer from which gives more general information about the shares of our common stock and other securities we may offer from time to time under our shelf registration statement, some of which do not apply to the securities offered by this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus when making your investment decision. You should also read and consider the information in the documents we have referred you to in the section of this prospectus supplement entitled "Incorporation of Certain Documents by Reference" and "Where You Can Find More Information."

The words "UQM," "we", "us" and "our" as used in this prospectus refer only to UQM Technologies, Inc. and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.

Our Company

UQM develops, manufactures and sells power dense, high efficiency electric motors, generators and power electronic controllers for the commercial truck, bus, automobile, marine and military markets. Our primary focus is incorporating our advanced technology as propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles, delivering the heart of the electric vehicle.

We believe our proprietary permanent magnet propulsion motor and motor control technology delivers exceptional performance at a competitive cost. Our principal products include propulsion motors and generators with power ratings from 50 kilowatts to 250 kilowatts, auxiliary motors and electronic controls and DC-to-DC converters. The principal attributes that we believe differentiate our proprietary products are compact size, high torque delivery, high power density (the ratio of power output to weight), design and manufacture of integrated motor/controller systems, and superior energy efficiency with full system ratings as high as 95%.

We have assembled a management team with significant experience in the automotive and electric propulsion market segments with critical experience in state of the art design and high quality production. We obtained ISO/TS 16949 certification in March 2014, the highest level of quality certification in the automotive supplier industry and are pursuing ISO 14000 certification (environmental management and systems performance). We have an approximately 130,000 square foot combined headquarters and manufacturing facility located in Longmont, Colorado. We were incorporated in 1967 as a Colorado corporation.

We are located at 4120 Specialty Place, Longmont, Colorado 80504, and our telephone number is (303) 682-4900. Our Internet address is www.uqm.com. The information on our website is not incorporated by reference into this prospectus.

The Offering

The following is a brief summary of certain terms of this offering.

Issuer	UQM Technologies, Inc.
Securities Offered

57,297 shares of our common stock, par value $0.01 per share, issuable upon exercise of stock purchase warrants issued on February 5, 2014 to the placement agent in connection with the our public offering of common stock and common stock purchase warrants.  The warrants are exercisable on or after August 6, 2014 and on or before August 5, 2018. The warrants have an exercise price of $2.1275 per whole share of common stock, subject to adjustment.

Common Stock outstanding prior to this Offering	40,439,691 shares (1)
Common Stock to be outstanding after this Offering	40,496,988 shares (1)
Risk Factors	You should carefully consider the factors discussed in detail elsewhere in this prospectus supplement under the caption "Risk Factors."
Use of Proceeds	We intend to use the proceeds from the exercise of the warrants for general corporate purposes. See "Use of Proceeds."
NYSE symbol	Our common stock is listed on the NYSE MKT under the symbol "UQM".

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(1)Based on 40,439,691 shares outstanding as of July 29, 2014.

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Risk Factors

We operate in a challenging and changing environment that involves numerous known and unknown risks and uncertainties that could materially affect our operations. The risks, uncertainties and other factors set forth below may cause our actual results, performances or achievements to be materially different from those expressed or implied by our forward-looking statements. If any of these risks or events occur, our business, financial condition or results of operations may be adversely affected. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

We have incurred significant losses and may continue to do so.

We have incurred significant net losses as shown in the following table:

	Three Months Ended	Fiscal Year Ended March 31,
	June 30, 2014	2014	2013	2012

Net loss	$1,310,037	$2,773,244	$10,688,312	$4,928,520

As of June 30, 2014 and March 31, 2014 we had accumulated deficits of $95,258,582 and $93,948,545, respectively.

In the future, we plan to make additional investments in product development, facilities and equipment and other costs related to the commercialization of our products. As a result, we expect to continue to incur net losses for the foreseeable future.

Our operating losses, anticipated capital expenditures and working capital requirements in the longer term may exceed our current cash balances.

Our net loss for the quarter ended June 30, 2014 was $1,310,037 versus a net loss for the comparable quarter last fiscal year of $916,354. Our net loss for the fiscal year ended March 31, 2014 was $2,773,244 versus a net loss for the fiscal years ended March 31, 2013 and 2012 of $10,688,312 and $4,928,520, respectively. At June 30, 2014, our cash and short-term investments totaled $9,522,091. We expect our losses to continue for the foreseeable future. Our existing cash resources, funding expected from our Department of Energy (DOE) Grant through early 2015, together with cash generated from reductions in our inventories of PowerPhase Pro®  propulsion systems, are expected to be sufficient to complete our business plan for at least the next several years. Should those resources be insufficient, we may need to secure additional debt or equity funding, which may not be available on terms acceptable to us, if at all.

While we believe that we have adequate cash resources for at least the next two years, the loss of the DOE Grant funding, expected to occur on January 12, 2015, could significantly impact our ability to sustain operations if anticipated revenues are not realized and other cash resources are unavailable.

Our business depends, in part, on the expansion of the market for all-electric and hybrid electric vehicles.

Although our electric propulsion systems may be used in a wide variety of products, the market for electric and hybrid vehicles is fairly new. At the present time, batteries used to power electric motors have limited life and require several hours to charge, and charging stations for electric motors are not widely available. Electric and hybrid vehicles also tend to be priced higher than comparable gasoline-powered vehicles. As a result, consumers may experience concerns about driving range limitations, battery charging time and higher purchase costs of electric or hybrid vehicles. If consumer preferences shift to vehicles powered by other alternative methods, or if concerns about the availability of charging stations cannot be overcome, the market for all-electric vehicles, and therefore our electric propulsion systems, may be limited. In addition, our electric propulsion systems are incorporated in buses used for mass transit in several U.S. cities. If passenger traffic in these mass transit systems declines or government funding to transportation districts declines from current levels, demand for our products may also decrease.

The popularity of alternative fuel based vehicles and "green energy" initiatives are highly dependent on macro-economic conditions, including oil prices and the overall health of the economy. When oil prices fall, interest in and resources allocated to the development of advanced technology vehicles and propulsion systems may diminish. Downturns in the world economy may also have a severe impact on the automotive industry, slowing the demand for vehicles generally and reducing consumers' willingness to pay more for environmentally friendly technology.

If our products do not achieve market acceptance, our business may not grow.

Although we believe our proprietary systems are suited for a wide-range of vehicle electrification applications, our business and financial plan relies heavily on the introduction of new products that have limited testing in the marketplace. We have made substantial investments in manufacturing facilities and equipment, production and application engineering, among other things, to increase our production capacity in order to capitalize on the anticipated expansion in demand for electric propulsion systems and generators in the commercial truck, bus and automobile markets. We are not certain that our existing products will achieve broad market acceptance, or that we will be able to develop new products or product enhancements that will achieve broad market acceptance.

Our sales cycle is inherently long.

We must go through lengthy processes to achieve supply contracts with our customers. Our products must conform to the technical specifications of the customer and meet design requirements of the electric vehicle. Typically prototype testing is required to ensure consistent system performance on an ongoing basis. These steps can often take many months to multiple years until decisions are made on whether or not to take a vehicle to production. We may spend considerable financial and human resources over an extended period of time and not end up with a completed supply contract. Failure to secure volume production levels within a reasonable period of time could have an adverse effect on our results of operations and our liquidity.

CODA Automotive filed for bankruptcy protection on May 1, 2013 and it is unlikely we will be able to recover more than insignificant amounts due to us under our Supply Agreement, including substantial amounts due for accounts receivable, inventory purchases and guaranteed minimum payments.

We executed a ten-year Supply Agreement with CODA in July, 2009 which provided a framework for CODA, or its manufacturing partner, to purchase from us electric propulsion systems for use in automobiles to be manufactured by CODA. On May 1, 2013, CODA filed for bankruptcy protection. Amounts due from CODA at March 31, 2014 totaled $3,838,092, all of which had been written off as uncollectible. In addition, CODA is obligated under the Supply Agreement for inventory purchases totaling approximately $8.2 million and for a guaranteed minimum payment of $2 million due to their failure to purchase at least 15,000 units. It is likely that we will recover only an insignificant amount of the balance owed to us under the Supply Agreement, if any.

We carry a large inventory balance originally acquired for CODA and may not be able to sell this inventory.

At June 30, 2014, we had aged inventory of $7.9 million of PowerPhase Pro® systems on our books originally acquired for now-bankrupt CODA. We believe the PowerPhase Pro® system is right sized for many medium-duty truck, marine, passenger vehicle and stationary power applications, and this inventory is now for sale to other customers. While we believe that there continues to be a strong market for these products, a change in market conditions or technology advancements could make this inventory obsolete, or the actual realizable value upon sale of this inventory to be substantially less than its book value, causing a material adverse effect on our results of operations.

We entered into purchase contracts with our supply base to support the CODA program, some of which are non-cancellable by their terms. Our actual liability under these contracts may vary from our current estimates.

We have recorded a liability as of June 30, 2014 of $774,974 representing the amount we expect to pay to settle non-cancellable contracts with certain suppliers to the CODA program that will not be fulfilled due to the bankruptcy filing by CODA. This liability is lower than the original amount we recorded of $1,050,000 as of March 31, 2013 as a result of negotiations and settlements we reached with some vendors during fiscal year 2014. The amount of this liability represents management's current estimate and may be subject to further adjustment based on future negotiations or litigation. Settlements in excess of our estimates or any upward revision in our settlement estimate could result in a material change in our results of operations and financial condition.

If we do not satisfy the terms of our DOE Grant, funding from this program may end before the expiration of the Grant.

We have a $32.4 million Grant under the American Recovery and Reinvestment Act's Electric Drive Vehicle Battery and Component Manufacturing Initiative with the U.S. Department of Energy. We have received funding of $25.4 million under this Grant as of June 30, 2014. This Grant is subject to terms and conditions specified in the agreement between us and the DOE. We are required to spend on a dollar-for-dollar matching basis in order to receive funds under this Grant. If we are unable to match the total amount of the $32.4 million Grant with funding from non-Federal sources, we will be unable to take advantage of the entire award, and could become ineligible for continued participation in the program. The award may be terminated at any time at the convenience of the government. Although we expect to satisfy the requirements in the Grant, we cannot assure that all of the requirements will be satisfied and the contract will not be terminated prior to receiving all of the proceeds.

All funding from our DOE Grant will cease as of January 12, 2015 when the Grant expires.

We believe that we have adequate cash resources for at least the next two years. However, if anticipated revenues are not realized and other cash resources are unavailable, the loss of the DOE Grant funding could significantly impact our ability to sustain operations.

The reduction or elimination of government subsidies and economic incentives for alternative energy technologies, including our electric vehicle motor technology, could reduce demand for our products and services, lead to a reduction in our revenues and adversely impact our operating results.

We believe that the near-term growth of alternative energy technologies, including our electric vehicle motor technology, relies on the availability and size of government and economic incentives both in the United States and in other countries. Many of these government incentives expire, phase out over time, exhaust the allocated funding, require renewal by the applicable authority, and/or could be reduced or discontinued for other reasons. The reduction, elimination, or expiration of government subsidies and economic incentives may result in the diminished demand from our customers and could materially and adversely affect our future operating results.

We are subject to risks inherent in international operations.

Since we market our products both inside and outside the United States, our success depends in part, on our ability to secure international customers and our ability to manufacture products that meet foreign regulatory and commercial requirements in target markets. In addition, we are subject to tariff regulations and requirements for export licenses. We can face numerous challenges in our international growth plans, including unexpected changes in regulatory requirements, potential conflicts or disputes that countries may have to deal with, fluctuations in currency exchange rates, longer accounts receivable requirements and collections, difficulties in managing international operations, potentially adverse tax consequences, restrictions on repatriation of earnings and the burdens of complying with a wide variety of international laws. Any of these factors could adversely affect our results of operations and financial condition.

Our revenue is highly concentrated among a small number of customers.

A large percentage of our revenue is typically derived from a small number of customers, and we expect this trend to continue.

Our customer arrangements generally are non-exclusive, have no long-term volume commitments and are often done on a purchase order basis. We cannot be certain that customers that have accounted for significant revenue in past periods will continue to purchase our products. Accordingly, our revenue and results of operations may vary substantially from period to period. We are also subject to credit risk associated with the concentration of our accounts receivable from our customers. If one or more of our significant customers were to cease doing business with us, significantly reduce or delay its purchases from us or fail to pay us on a timely basis, our business, financial condition and results of operations could be materially adversely affected.

Our business relies on third parties, whose success we cannot predict.

As a manufacturer of motors, generators, and other component parts, our business model depends on the ability of third parties in our industry to develop, produce and market products that include or are compatible with our technology and then to sell these products into the marketplace. Our ability to generate revenue depends significantly on the commercial success of our customers and partners. Failure of these third parties to achieve significant sales of products incorporating our products and fluctuations in the timing and volume of such sales could have a material adverse effect on our business, financial condition and results of operations.

Our electric propulsion systems use rare-earth minerals and unavailability or limited supply of these minerals could prevent us from manufacturing our products in production quantities or increase our costs.

Neodymium and dysprosium, rare-earth minerals, are key elements used in the production of magnets that are components of our electric propulsion systems. We currently source our magnets from China, and China has indicated its intent to retain more of this mineral for China use, rather than exporting it. During calendar year 2011, we experienced significant price escalation in the cost of magnets used in our motors. This price escalation was primarily due to rare-earth government policy in China. Rare-earth prices have decreased substantially since peaking in the summer of 2011, and are now approaching the baseline prices (defined as the beginning of calendar year 2011). We have implemented a magnet surcharge process to recover these additional costs in the event of another price escalation. Although rare-earth magnets are available from other sources, these alternative sources are currently more costly. Reduced availability of neodymium and dysprosium from China could adversely affect our ability to obtain magnets in sufficient quantities, in a timely manner, or at a commercially reasonable cost. In the event that China's actions cause us to seek alternate sources of supply for magnets, it could cause an increase in our product costs, thereby reducing or eliminating our profit margin on electric propulsion systems if we are unable to pass the increase on to our customers. Increasing prices to our customers due to escalating magnet costs may reduce demand for our motors and make it difficult or impossible to compete with other motor manufacturers whose motors do not use rare-earth minerals.

Some of our contracts can be cancelled with little or no notice and could restrict our ability to commercialize our technology.

Our contracts with government agencies are subject to the risk of termination at the convenience of the contracting agency and in some cases grant "march-in" rights to the government. March-in rights are the right of the United States government or the applicable government agency, under limited circumstances, to exercise a non-exclusive, royalty-free, irrevocable worldwide license to any technology developed under contracts funded by the government to facilitate commercialization of technology developed with government funding. March-in rights can be exercised if we fail to commercialize the developed technology. The exercise of march-in rights by the government or an agency of the government could restrict our ability to commercialize our technology.

Some of our orders for the future delivery of products are placed under blanket purchase orders which may be cancelled by our customers at any time. The amount payable to us, if any, upon cancellation by the customer varies by customer. Accordingly, we may not recognize as revenue all or any portion of the amount of outstanding order backlog we have reported.

We face intense competition and may be unable to compete successfully.

In developing electric motors for use in vehicles and other applications, we face competition from very large domestic and international companies, including the world's largest automobile manufacturers. Many of our competitors have far greater resources to apply to research and development efforts than we have, and they may independently develop motors that are technologically more advanced than ours. These competitors also have much greater experience in and resources for marketing their products. For these reasons, potential customers may choose to purchase electric motors from our competitors rather than from us. In addition, the U.S. government has awarded substantial financial grants under the stimulus bill to several large companies who compete with us. To the extent that some of these competitors received awards under the stimulus bill in amounts greater than we have, this could adversely impact our ability to compete.

Changes in environmental policies could hurt the market for our products.

The market for electric and other alternative fuel vehicles and equipment and the demand for our products are influenced, to a degree, by federal, state and local regulations relating to air quality, greenhouse gases and pollutants. These laws and regulations may change, which could result in transportation or equipment manufacturers abandoning or delaying their interest in electric or hybrid electric vehicles or equipment. In addition, a failure by authorities to enforce current laws and regulations or to adopt additional environmental laws or regulations could limit the demand for our products.

Although many governments have identified as a significant priority the development of alternative energy sources, governments may change their priorities, and any change they make could materially affect our revenue or the development of our products.

If we are unable to protect our patents and other proprietary technology, we will be unable to prevent third parties from using our technology, which would impair our competitiveness and ability to commercialize our products. In addition, the cost of enforcing our proprietary rights may be expensive and result in increased losses.

Our ability to compete effectively against other companies in our industry will depend, in part, on our ability to protect our proprietary technology. Although we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be successful in doing so. We have historically pursued patent protection in the United States and a limited number of foreign countries where we believe significant markets for our products exist or where potentially significant competitors have operations. It is possible that a substantial market could develop in a country where we have not received patent protection and under such circumstances our proprietary products would not be afforded legal protection in these markets. Further, our competitors may independently develop or patent technologies that are substantially equivalent or superior to ours. We cannot assure that additional patents will be issued to us or, if they are issued, as to the scope of their protection. Patents granted may not provide meaningful protection from competitors. Even if a competitor's products were to infringe patents owned by us, it would be costly for us to pursue our rights in an enforcement action, it would divert funds and resources which otherwise could be used in our operations and we may not be successful in enforcing our intellectual property rights. In addition, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country where we may operate or sell our products in the future. If third parties assert technology infringement claims against us, the defense of the claims could involve significant legal costs and require our management to divert time and attention from our business operations. If we are unsuccessful in defending any claims of infringement, we may be forced to obtain licenses or to pay royalties to continue to use our technology. We may not be able to obtain any necessary licenses on commercially reasonable terms or at all. If we fail to obtain necessary licenses or other rights, or if these licenses are costly, our results of operations may suffer either from reductions in revenues through our inability to serve customers or from increases in costs to license third-party technologies. Finally, patents may not deter third parties from attempting to reverse engineer our products and discovering our intellectual property.

We rely, in part, on contractual provisions to protect our trade secrets and proprietary knowledge, the adequacy of which may not be sufficient.

Confidentiality agreements to which we are party may be breached, and we may not have adequate remedies for any breach. Our trade secrets may also be known without breach of such agreements or may be independently developed by competitors. Our inability to maintain the proprietary nature of our technology and processes could allow our competitors to limit or eliminate any competitive advantages we may have.

Use of our motors in vehicles could subject us to product liability claims or product recalls, and product liability insurance claims could cause an increase in our insurance rates or could exceed our insurance limits, which could impair our financial condition, results of operations and liquidity.

The automotive industry experiences significant product liability claims. As a supplier of electric propulsion systems or other products to vehicle OEMs, we face an inherent business risk of exposure to product liability claims in the event that our products, or the equipment into which our products are incorporated, malfunction and result in personal injury or death. We may be named in product liability claims even if there is no evidence that our systems or components caused an accident. Product liability claims could result in significant losses as a result of expenses incurred in defending claims or the award of damages. The sale of systems and components for the transportation industry entails a high risk of these claims, which may increase as our production and sales increase. In addition, we may be required to participate in recalls involving these systems if any of our systems prove to be defective, or we may voluntarily initiate a recall or make payments related to such claims as a result of various industry or business practices or the need to maintain good customer relationships.

We carry product liability insurance of $10 million covering most of our products. If we were to experience a large insured loss, it might exceed our coverage limits, or our insurance carriers could decline to further cover us or raise our insurance rates to unacceptable levels, any of which could impair our financial position and results of operations. Any product liability claim brought against us also could have a material adverse effect on our reputation.

We may be subject to warranty claims, and our provision for warranty costs may not be sufficient.

We may be subject to warranty claims for defects or alleged defects in our products, and the risk of such claims arising will increase as our production and sales increase. In addition, in response to consumer demand, vehicle manufacturers have been providing, and may continue to provide, increasingly longer warranty periods for their products. As a consequence, these manufacturers may require their suppliers, such as us, to provide correspondingly longer product warranties. As a result, we could incur substantially greater warranty claims in the future.

Our future success will depend on our ability to attract and retain qualified management and technical personnel.

Our future success is substantially dependent on the continued services and on the performance of our executive officers and other key management, engineering, manufacturing and operating personnel. The loss of the services of any executive officer, or other key management, engineering, manufacturing and operating personnel, could materially adversely affect our business. Our ability to achieve our growth plans will also depend on our ability to attract and retain additional qualified management and technical personnel, and we do not know whether we will be able to be successful in these regards. Our inability to attract and retain additional qualified management and technical personnel, or the departure of key employees, could materially and adversely affect our growth plans and, therefore, our business prospects, results of operations and financial condition.

Our stock price has been and could remain volatile.

The market price for our common stock has been and may continue to be volatile and subject to extreme price and volume fluctuations in response to market and other factors, including the following, some of which are beyond our control:

failure to meet growth expectations;
variations in our quarterly operating results from the expectations of investors;

downward changes in general market conditions;
announcements of new products or services by our competitors;
announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
additions or departures of key personnel;
investor perception of our industry or our prospects;
insider selling or buying;
demand for our common stock; and
general technological or economic trends.

In the past, following periods of volatility in the market price of their stock, many companies have been the subjects of securities class action litigation. If we became involved in securities class action litigation in the future, it could result in substantial costs and diversion of management's attention and resources and could harm our stock price, business prospects, results of operations and financial condition.

The maintenance and security of our information systems are critical to our operations.

We rely on our information systems to be functioning at all times, and that the data in those systems is protected and secure from viruses, illegal access and any other form of unauthorized use. Should our information systems be compromised in any way, our business operations could be severely impacted.

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Use of Proceeds

We will receive proceeds of $121,900 if all of the warrants are exercised.  We intend to use the proceeds of this offering for general corporate purposes, including capital expenditures, working capital and the financing of future acquisitions. We may also invest funds which are not required immediately in short-term, investment grade securities.

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Dilution

If you exercise the warrants to acquire shares of our common stock, you will experience dilution to the extent of the difference between the warrant exercise price and the net tangible book value of our common stock immediately after this offering.

Net tangible book value per share is equal to total assets less intangible assets and total liabilities, divided by the number of shares of our outstanding common stock. Our net tangible book value as of June 30, 2014 was approximately $26.3 million, or $0.65 per share of common stock.

After giving effect to the issuance of 57,297 shares of common stock upon the exercise of the warrants at an exercise price of $2.1275 per share of common stock, our as adjusted net tangible book value as of June 30, 2014 would have been approximately $26.4 million, or $0.65 per share. This represents no immediate increase in net tangible book value to existing stockholders and an immediate dilution in net tangible book value of $1.47 per share to investors acquiring shares of common stock upon exercise of the warrants. The following table illustrates this per share dilution:

Exercise price per share		$ 2.1275

Net tangible book value per share as of June 30, 2014	$ 0.65

Increase in net tangible book value per share attributable to this offering	$ 0.00

Adjusted net tangible book value per share after the offering		$ 0.65

Dilution per share to holders exercising warrants		$ 1.47

The above illustration of dilution per share to investors participating in this offering assumes no exercise of outstanding options to purchase our common stock or outstanding warrants to purchase shares of our common stock, other than the warrants that are the subject of this offering. The exercise of outstanding options and warrants having an exercise price less than the warrant exercise price will increase dilution to new investors.

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Plan of Distribution

The shares of common stock offered hereby are issuable upon exercise of warrants. The warrants were issued on February 5, 2014 to H.C. Wainwright & Co., LLC pursuant to an engagement letter, dated as of January 22, 2014, between us and H.C. Wainwright & Co., LLC, for their services as placement agent in a registered offering of our common stock and stock purchase warrants.

The common stock will be issued to the holders of the warrants upon exercise pursuant to the terms of the warrants. The warrants are exercisable on or after August 6, 2014 and on or before August 5, 2018. The warrants have an exercise price of $2.1275 per whole share of common stock, subject to adjustment.  The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our common stock.

The shares of common stock issuable on exercise of the warrants will be, when issued and paid for in accordance with the warrants, duly and validly authorized, issued and fully paid and non-assessable.

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Incorporation of Certain Documents by Reference

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC and that are not included in or delivered with this document. They contain important information about our company and its financial condition.

Annual Report on Form 10-K for the year ended March 31, 2014.
Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.
Certain Report on Form 8-K filed with the SEC on July 31, 2014.

Definitive Proxy Statement on Schedule 14A filed with the SEC on July 2, 2014 for the Annual Meeting of Shareholders to be held on August 13, 2014.
The description of our common stock contained in our Registration Statement on Form 8-A (file no. 0-9146), as amended.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part of this prospectus from the date of filing of such documents, excluding any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and exhibits furnished on such form that are related to such items. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

David I. Rosenthal
Treasurer, Secretary and Chief Financial Officer
4120 Specialty Place
Longmont, Colorado 80504
(303) 682-4900

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

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Legal Matters

Certain legal matters with respect to the legality of the common stock offered by this prospectus will be passed on for us by Sherman & Howard LLC, Denver, Colorado.

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Prospectus Summary

This prospectus is part of a registration statement we filed on Form S-3 with the Securities and Exchange Commission, or SEC, using the "shelf" registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may from time to time offer and sell up to an aggregate of $30,000,000 of shares of our common stock, warrants to purchase shares of our common stock and/or units, in one or more offerings and at prices and on terms that we determine at the time of the offering.

Each time we offer and sell securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, the information in this prospectus is superseded by the information in the prospectus supplement. You should read this prospectus, the applicable prospectus supplement and the additional information incorporated by reference in this prospectus described below under the heading "Where You Can Find More Information" before making an investment decision. THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement on Form S-3 of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading "Where You Can Find More Information."

You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any applicable prospectus supplement that we may authorize to be provided to you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that information contained in this prospectus, in any supplement to this prospectus, or in any document incorporated by reference in this prospectus is accurate as of any date other than the date on the front page of the document that contains the information, regardless of when this prospectus is delivered or when any offer or sale of our securities occurs. Our business, financial condition and results of operations may have changed since then.

The words "UQM," "we", "us" and "our" as used in this prospectus refer only to UQM Technologies, Inc. and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.

Our Company

UQM is a developer and manufacturer of power dense, high efficiency electric motors, generators and power electronic controllers for the automotive, commercial truck, bus, marine and military markets.  Our primary focus is incorporating our advanced technology into products for clean vehicles including propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles that are expected to experience rapid growth over the next ten years.  We were incorporated in 1967 as a Colorado corporation.  Our headquarters and manufacturing facility is located in Longmont, Colorado.    Our $0.01 par value common stock trades on the NYSE MKT, Chicago, Pacific, Berlin, Frankfurt and Stuttgart stock exchanges under the symbol "UQM."

We make propulsion system products, generators and related auxiliary components for all-electric vehicles,  serial and parallel hybrid-electric vehicles, plug-in hybrid electric vehicles and fuel cell all-electric vehicles. We market our products in many segments of the transportation sector including passenger vehicles and light trucks, commercial trucks and buses, off-road vehicles including agricultural and construction equipment, boats and military vehicles. We believe our proprietary permanent magnet propulsion motor and motor control technology delivers exceptional performance at a highly competitive cost. Our principal products include propulsion motors and generators with power ratings from 25 kilowatts to 220 kilowatts, auxiliary motors and electronic controls and DC-to-DC converters. The principal attributes that we believe differentiate our proprietary products are compact size, high torque delivery, high power density (the ratio of power output to weight) and high energy efficiency.

We derive our revenue from two principal sources: (1) the manufacture and sale of products engineered by us; and (2) funded contract research and development services performed for strategic partners, customers and the U.S. government directed toward either the advancement of our proprietary technology portfolio or the application of our proprietary technology to customers' products.

We are located at 4120 Specialty Place, Longmont, Colorado 80504, and our telephone number is (303) 682-4900. Our Internet address is www.uqm.com. The information on our website is not incorporated by reference into this prospectus.

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Risk Factors

You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

This prospectus and the documents incorporated by reference also contain forward‑looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below and elsewhere in this prospectus.

Our business is subject to a number of risks and uncertainties, many of which are outside of our control.

We have incurred significant losses and may continue to do so.

We have incurred significant net losses as shown in the following tables:

	Fiscal Year Ended March 31,
	2013	2012	2011
Net Loss........................................................	$ 10,688,312	$ 4,928,520	$ 1,992,358

As of September 30, 2013 and March 31, 2013 we had accumulated deficits of $92,503,924 and $91,175,301, respectively.

In the future, we plan to make additional investments in product development, facilities and equipment and other costs related to the commercialization of our products. As a result, we may continue to incur net losses at least through March 31, 2014 and potentially beyond.

Our operating losses, anticipated capital expenditures and working capital requirements in the longer term may exceed our current cash balances.

Our net loss for the quarter ended September 30, 2013 was $412,269 versus a net loss for the comparable quarter last fiscal year of $2,563,548.  Our net loss for the fiscal year ended March 31, 2013 was $10,688,312 versus a net loss for the fiscal years ended March 31, 2012 and 2011 of $4,928,520 and $1,992,358, respectively. At September 30, 2013, our cash balance was  $5,071,049.  We may continue to incur net losses. Our existing cash resources, together with funding expected from our ARRA Grant, should be sufficient to complete our business plan for at least the next two years. Should those resources be insufficient, we may need to secure additional debt or equity funding, which may not be available on terms acceptable to us, if at all.

CODA has filed for bankruptcy protection and we may not be able to recover any amounts due to us under our Supply Agreement, including substantial amounts due for accounts receivable, inventory purchases and guaranteed minimum payments.

We executed a ten-year Supply Agreement with CODA in July, 2009 which provided a framework for CODA, or its manufacturing partner, to purchase from us electric propulsion systems for use in automobiles to be manufactured by CODA.  On May 1, 2013, CODA filed for bankruptcy protection.  Amounts due from CODA totaled $3.8 million, all of which had been written off at September 30, 2013.  In addition, CODA was obligated under the Supply Agreement for inventory purchases totaling approximately $8.2 million and for a guaranteed minimum payment of $2 million due to their failure to purchase at least 15,000 units.  We filed all appropriate claims with the bankruptcy court; however, we may not receive any settlement on the balance owed to us under the Supply Agreement.

We entered into purchase contracts with our supply base to support the CODA program, some of which are non-cancellable by their terms.  Our actual liability under these contracts may vary from our current estimates.

We have recorded a liability of $916,809 representing the amount we expect to pay to settle non-cancellable contracts with certain suppliers to the CODA program that will not be fulfilled due to the bankruptcy filing by CODA.  The amount of this liability represents management's current estimate and may be subject to further adjustment based on future negotiations or litigation.  Settlements in excess of our estimates or any upward revision in our settlement estimate could result in a material change in our results of operations and financial condition.

If we do not satisfy the terms of our U.S. Department of Energy grant, we may not receive the entire amount of the grant we were awarded.

We have a $32.4 million Grant under the American Recovery and Reinvestment Act's Electric Drive Vehicle Battery and Component Manufacturing Initiative with the U.S. Department of Energy. We have received funding of $21.2 million and had funds receivable of $2.4 million under this Grant as of September 30, 2013. This Grant is subject to terms and conditions specified in the agreement between us and the DOE. We are required to make a cash investment on a dollar-for-dollar matching basis to receive funds under this Grant. If we are unable to match the total amount of the $32.4 million Grant with funding from non-Federal sources, we will be unable to take advantage of the entire award, and could become ineligible for continued participation in the program.  We cannot assure that all of the future requirements under the Grant will be satisfied and the contract will not be terminated prior to receiving all of the proceeds.

Our business depends, in part, on the expansion of the market for hybrid electric vehicles and the future introduction and growth of a market for all-electric vehicles.

Although our electric propulsion systems may be used in a wide variety of products, the market for electric and hybrid vehicles is fairly new. At the present time, batteries used to power electric motors have limited life and require several hours to charge, and charging stations for electric motors are not widely available. Electric and hybrid vehicles also tend to be priced higher than comparable gasoline-powered vehicles. As a result, consumers may experience concerns about driving range limitations, battery charging time and higher purchase costs of electric or hybrid automobiles. If consumer preferences shift to vehicles powered by other alternative methods, or if concerns about the availability of charging stations cannot be overcome, the market for all-electric cars, and therefore our electric propulsion systems, may be limited. In addition, our electric propulsion systems are incorporated in buses used for mass transit in several U.S. cities.  If passenger traffic in these mass transit systems declines or government funding to transportation districts declines from current levels, demand for our products may also decrease.

The popularity of alternative fuel based vehicles and "green energy" initiatives are highly dependent on macro-economic conditions, including oil prices and the overall health of the economy. When oil prices fall, interest in and resources allocated to the development of advanced technology vehicles and propulsion systems may diminish. Downturns in the world economy may also have a severe impact on the automotive industry, slowing the demand for vehicles generally and reducing consumers' willingness to pay more for environmentally friendly technology.

If our products do not achieve market acceptance, our business may not grow.

Although we believe our proprietary systems are suited for a wide-range of vehicle electrification applications, our business and financial plan relies heavily on the introduction of new products that have limited testing in the marketplace. We have made substantial investments in manufacturing facilities and equipment, production and application engineering, among other things, to increase our production capacity in order to capitalize on the anticipated expansion in demand for electric propulsion systems and generators in the automobile and light truck markets. We are not certain that our existing products will achieve broad market acceptance, or that we will be able to develop new products or product enhancements that will achieve broad market acceptance.

Our revenue is highly concentrated among a small number of customers.

A large percentage of our revenue is typically derived from a small number of customers, and we expect this trend to continue.  For our fiscal year ended March 31, 2013, four customers accounted for approximately 45% of our revenue.

Our customer arrangements generally are non-exclusive, have no long-term volume commitments and are often done on a purchase order basis. We cannot be certain that customers that have accounted for significant revenue in past periods will continue to purchase our products. Accordingly, our revenue and results of operations may vary substantially from period to period. We are also subject to credit risk associated with the concentration of our accounts receivable from our customers. If one or more of our significant customers were to cease doing business with us, significantly reduce or delay its purchases from us or fail to pay us on a timely basis, our business, financial condition and results of operations could be materially adversely affected.

Our business relies on third parties, whose success we cannot predict.

As a manufacturer of motors, generators, and other component parts, our business model depends on the ability of third parties in our industry to develop, produce and market products that include or are compatible with our technology and then to sell these products into the marketplace. Our ability to generate revenue depends significantly on the commercial success of our customers and partners. Failure of these third parties to achieve significant sales of products incorporating our products and fluctuations in the timing and volume of such sales could have a material adverse effect on our business, financial condition and results of operations.

Our electric propulsion systems use rare-earth minerals and unavailability or limited supply of these minerals could prevent us from manufacturing our products in production quantities or increase our costs.

Neodymium, a rare-earth mineral, is a key element used in the production of magnets that are a component of our electric propulsion systems. We currently source our magnets from China, and in calendar year 2011, we experienced a significant price escalation in the cost of magnets used in our motors, which contain the rare-earth elements neodymium and dysprosium. Prices have decreased materially since peaking in the summer of 2011.  They are, nevertheless, still slightly higher than the baseline prices at the beginning of calendar year 2011. We have implemented a magnet surcharge for all of our customers to recover these escalated costs. Although neodymium iron boron magnets are available from other sources, these alternative sources are currently more costly. Reduced availability of neodymium from China could adversely affect our ability to obtain magnets in sufficient quantities, in a timely manner, or at a commercially reasonable cost. In the event that China's actions cause us to seek alternate sources of supply for magnets, it could cause an increase in our production costs, thereby reducing or eliminating our profit margin on electric propulsion systems if we are unable to pass the increase in our production costs on to our customers. Increasing prices to our customers due to escalating magnet costs may reduce demand for our motors and make it difficult or impossible to compete with other motor manufacturers whose motors do not use rare-earth minerals.

Some of our contracts can be cancelled with little or no notice and could restrict our ability to commercialize our technology.

Our contracts with government agencies are subject to the risk of termination at the convenience of the contracting agency and in some cases grant "march-in" rights to the government. March-in rights are the right of the United States government or the applicable government agency, under limited circumstances, to exercise a non-exclusive, royalty-free, irrevocable worldwide license to any technology developed under contracts funded by the government to facilitate commercialization of technology developed with government funding. March-in rights can be exercised if we fail to commercialize the developed technology. The exercise of march-in rights by the government or an agency of the government could restrict our ability to commercialize our technology.

Some of our orders for the future delivery of products are placed under blanket purchase orders which may be cancelled by our customers at any time. The amount payable to us, if any, upon cancellation by the customer varies by customer. Accordingly, we may not recognize as revenue all or any portion of the amount of outstanding order backlog we have reported.

We face intense competition and may be unable to compete successfully.

In developing electric motors for use in vehicles and other applications, we face competition from very large domestic and international companies, including the world's largest automobile manufacturers. Many of our competitors have far greater resources to apply to research and development efforts than we have, and they may independently develop motors that are technologically more advanced than ours.  These competitors also have much greater experience in and resources for marketing their products.  For these reasons, potential customers may choose to purchase electric motors from our competitors rather than from us. In addition, the U.S. government has awarded substantial financial grants under the stimulus bill to several large companies who compete with us.  To the extent that some of these competitors received awards under the stimulus bill in amounts greater than we have, this could adversely impact our ability to compete.

Changes in environmental policies could hurt the market for our products.

The market for electric and other alternative fuel vehicles and equipment and the demand for our products are influenced, to a degree, by federal, state and local regulations relating to air quality, greenhouse gases and pollutants. These laws and regulations may change, which could result in transportation or equipment manufacturers abandoning or delaying their interest in electric or hybrid electric vehicles or equipment.  In addition, a failure by authorities to enforce current laws and regulations or to adopt additional environmental laws or regulations could limit the demand for our products.

Although many governments have identified as a significant priority the development of alternative energy sources, governments may change their priorities, and any change they make could materially affect our revenue or the development of our products.

If we are unable to protect our patents and other proprietary technology, we will be unable to prevent third parties from using our technology, which would impair our competitiveness and ability to commercialize our products. In addition, the cost of enforcing our proprietary rights may be expensive and result in increased losses.

Our ability to compete effectively against other companies in our industry will depend, in part, on our ability to protect our proprietary technology. Although we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be successful in doing so. We have historically pursued patent protection in the United States and a limited number of foreign countries where we believe significant markets for our products exist or where potentially significant competitors have operations. It is possible that a substantial market could develop in a country where we have not received patent protection and under such circumstances our proprietary products would not be afforded legal protection in these markets. Further, our competitors may independently develop or patent technologies that are substantially equivalent or superior to ours. We cannot assure that additional patents will be issued to us or, if they are issued, as to the scope of their protection. Patents granted may not provide meaningful protection from competitors. Even if a competitor's products were to infringe patents owned by us, it would be costly for us to pursue our rights in an enforcement action, it would divert funds and resources which otherwise could be used in our operations and we may not be successful in enforcing our intellectual property rights. In addition, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country where we may operate or sell our products in the future. If third parties assert technology infringement claims against us, the defense of the claims could involve significant legal costs and require our management to divert time and attention from our business operations. If we are unsuccessful in defending any claims of infringement, we may be forced to obtain licenses or to pay royalties to continue to use our technology. We may not be able to obtain any necessary licenses on commercially reasonable terms or at all.  If we fail to obtain necessary licenses or other rights, or if these licenses are costly, our results of operations may suffer either from reductions in revenues through our inability to serve customers or from increases in costs to license third-party technologies.

Use of our motors in vehicles could subject us to product liability claims or product recalls, and product liability insurance claims could cause an increase in our insurance rates or could exceed our insurance limits, which could impair our financial condition, results of operations and liquidity.

The automotive industry experiences significant product liability claims. As a supplier of electric propulsion systems or other products to vehicle OEMs, we face an inherent business risk of exposure to product liability claims in the event that our products, or the equipment into which our products are incorporated, malfunction and result in personal injury or death. We may be named in product liability claims even if there is no evidence that our systems or components caused an accident. Product liability claims could result in significant losses as a result of expenses incurred in defending claims or the award of damages. The sale of systems and components for the transportation industry entails a high risk of these claims, which may increase as our production and sales increase. In addition, we may be required to participate in recalls involving these systems if any of our systems prove to be defective, or we may voluntarily initiate a recall or make payments related to such claims as a result of various industry or business practices or the need to maintain good customer relationships.

We carry product liability insurance of $10 million covering most of our products. If we were to experience a large insured loss, it might exceed our coverage limits, or our insurance carriers could decline to further cover us or raise our insurance rates to unacceptable levels, any of which could impair our financial position and results of operations. Any product liability claim brought against us also could have a material adverse effect on our reputation.

We may be subject to warranty claims, and our provision for warranty costs may not be sufficient

We may be subject to warranty claims for defects or alleged defects in our products, and the risk of such claims arising will increase as our production and sales increase. In addition, in response to consumer demand, vehicle manufacturers have been providing, and may continue to provide, increasingly longer warranty periods for their products.  As a consequence, these manufacturers may require their suppliers, such as us, to provide correspondingly longer product warranties.  As a result, we could incur substantially greater warranty claims in the future.

The unpredictability and fluctuation of our quarterly results may adversely affect the trading price of our common stock.

Our revenues and results of operations have varied in the past, and may vary in the future, from quarter to quarter due to a number of factors, many of which are outside of our control and any of which may cause our stock price to fluctuate. The primary factors that may affect us include the following:

  the timing and size of sales of our products and services;

  loss of customers or the ability to attract new customers;

  changes in our pricing policies or the pricing policies of our competitors;

  increases in sales and marketing, product development or administration expenses;

  costs related to acquisitions of technology or businesses;

  our ability to attain and maintain quality levels for our products; and

  general economic factors.

Future or anticipated sales of our stock may impact its market price.

Sales of substantial numbers of shares of our common stock in the public market, or the perception that significant sales are likely, could adversely affect the market price of our common stock. We cannot predict the effect that market sales of a large number of shares would have on the market price of our common stock. Moreover, actual or anticipated downward pressure on the market price of our common stock due to actual or anticipated sales of our common stock could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the market price of our common stock to decline.

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Forward-Looking Statements

This prospectus contains or incorporates by reference forward looking statements and information that are based on the beliefs of management as well as assumptions made by and information currently available to us. All statements other than statements of historical facts contained in this prospectus, including statements regarding our plans, beliefs or current expectations with respect to, among other things, new product developments, future orders to be received from our customers, sales of products from inventory, future financial results, liquidity and the continued growth of the electric-powered vehicle industry, are forward-looking statements. When used in this prospectus, the words "anticipate", "believe", "plan", "estimate", "may", "will", "intend" and "expect" and similar expressions, as they relate to us or our management, are intended to identify forward looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions.

Important risk factors that could cause actual results to differ from those contained in the forward-looking statements are listed above under "Risk Factors."

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Use of Proceeds

Except as otherwise may be described in the applicable prospectus supplement accompanying this prospectus, we expect to add substantially all of the net proceeds from the sale of the offered securities to our general funds. These funds will be used for general corporate purposes, including capital expenditures, repayment of long term and short term debt, working capital and the financing of future acquisitions. We may also invest funds which are not required immediately in short-term, investment grade securities.

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Description of Common Stock

We have 50,000,000 authorized shares of common stock, par value $0.01 per share.   At January 7, 2014, we had 37,536,473 shares of common stock outstanding.  Our common stock trades on the NYSE MKT, Chicago, Pacific, Berlin, Frankfurt and Stuttgart stock exchanges under the symbol "UQM."

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Description of Warrants

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants we may offer under this prospectus.  While the terms we have summarized below will apply generally to any warrants offered under this prospectus, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular series of warrants offered before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants.  We urge you to read the applicable prospectus supplements related to the particular series of warrants to be sold under this prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms relating to a series of warrants, including:

  the offering price and aggregate number of warrants offered;

  the currency for which the warrants may be purchased;

  if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

  if applicable, the date on and after which the warrants and the related securities will be separately transferable;

  the number of shares of common stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

  the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

  the terms of any rights to redeem or call the warrants;

  any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

  the dates on which the right to exercise the warrants will commence and expire;

  the manner in which the warrant agreements and warrants may be modified;

  federal income tax consequences of holding or exercising the warrants;

  the terms of the securities issuable upon exercise of the warrants; and

  any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or to receive payments upon our liquidation, dissolution or winding up, or to exercise voting rights.

Exercise of Warrants

Each warrant will entitle the holder to purchase the number of shares of our common stock at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the shares of common stock purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant.  A single bank or trust company may act as warrant agent for more than one issue of warrants.  A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us.  Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

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Description of Units

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the units we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that offered under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of unit agreement that describes the terms of the series of units offered, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units to be sold under this prospectus, as well as the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We may issue units comprised of shares of common stock and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including:

  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  any provisions of the governing unit agreement that differ from those described below; and

  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under "Description of Common Stock" and "Description of Warrants" will apply to each unit and to any common stock or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, the unit agents and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

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Plan of Distribution

We may sell the securities on the NYSE MKT stock exchange, or in the over-the-counter market or quotation service or otherwise, at a fixed offering price, which may be changed, at then prevailing market prices, prices relating to prevailing market prices, or negotiated prices.  We may issue securities upon the exercise of warrants to acquire shares or pursuant to the terms of units that we may sell to investors.

We may sell the securities from time to time through agents to the public or to investors, pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities through underwriters or dealers, through agents, directly to one or more purchasers, or any combination of the above. We may distribute securities from time to time in one or more transactions:

  to broker-dealers acting as principals;

  through broker-dealers acting as agents;

  in block trades;

  in agency placements;

  in exchange distributions;

  in brokerage transactions;

  through crosses in which the same broker acts as an agent on both sides of the trade;

  in privately negotiated transactions;

  in transactions other than on exchanges or services;

  through the writing of options, whether the options are listed on an option exchange or otherwise;

  in connection with the writing of non-traded and exchange‑traded call options or put options, in hedge transactions and in settlement of other transactions in standardized over-the-counter options; and

  by any other method permitted pursuant to applicable law.

To the extent required, we will amend or supplement this prospectus from time to time to describe a specific plan of distribution. The purchasers of the securities may pay compensation in the form of discounts, concessions or commissions to broker-dealers or others who act as agents or principals or both. The amounts of compensation may be negotiated at the time and may be in excess of customary commissions. Broker-dealers and any other persons participating in a distribution of the securities may be underwriters as that term is defined in the Securities Act of 1933, as amended, or the Securities Act, and any discounts, concessions or commissions may be underwriting discounts or commissions under the Securities Act.

The number of the securities being offered and the terms of the offering, the names of any agents, brokers or dealers and any commission with respect to a particular offer will be set forth in a prospectus supplement. Some of the agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

We will bear all costs, expenses and fees in connection with the registration of the securities covered by this prospectus.

We cannot assure you that we will sell any or all of the securities covered by this prospectus.

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Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information or obtain copies of this information by mail from the following location at the SEC:

Public Reference Room

100 F. Street, N.E.

Washington, D.C. 20549

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like UQM, that file electronically with the SEC. The address of that site is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 that registers the securities we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

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Incorporation of Certain Documents by Reference

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC and that are not included in or delivered with this document. They contain important information about our company and its financial condition.

  Annual Report on Form 10-K for the year ended March 31, 2013.

  Quarterly Reports on Form 10-Q for the quarters ended June 30 and September 30, 2013.

  Current Reports on Form 8-K filed on May 1, August 8 and December 6, 2013.

  Definitive Proxy Statement on Schedule 14A filed with the SEC on June 21, 2013 for the Annual Meeting of Shareholders to be held on August 7, 2013.

  The description of our common stock contained in our Registration Statement on Form 8-A (file no. 0‑9146), as amended.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part of this prospectus from the date of filing of such documents,  excluding any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and exhibits furnished on such form that are related to such items. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

David I. Rosenthal
Treasurer, Secretary and Chief Financial Officer
4120 Specialty Place
Longmont, Colorado 80504
(303) 682-4900

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

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Legal Matters

Certain legal matters with respect to the legality of the securities offered by this prospectus will be passed on for us by Bryan Cave LLP, Denver, Colorado.

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Experts

The audited consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

UQM Technologies, Inc.

PROSPECTUS

57,297 Shares

Common Stock

II-1